Exhibit 10.21
MEMORANDUM OF UNDERSTANDING

between

Trulite, Inc.

And

Synexus Energy, Inc.

I. PURPOSE

Trulite Technologies, Inc. (“Trulite”) and Synexus Energy, Inc. (“Synexus”) are both developing technologies and products to compete commercially in the public and private hydrogen fuel cell markets. Successful development, testing, evaluation, and deployment of these technologies and products require expertise in both chemical science & engineering and in the development of operational and manufacturing standards.

Therefore, wherever possible and mutually beneficial, the Trulite and Synexus seek to collaborate on research and planning activities, and share where appropriate facilities, personnel, scientific and technical information. This Memorandum of Understanding (MOU) sets forth the basic principles and guidelines under which the parties will work together to accomplish these goals.

II. AUTHORITY

Authority for cooperation in areas of overlapping interests and responsibilities is provided for by this agreement as executed by the executive officers below.

III. IMPLEMENTATION OF AGREEMENT

(a) In order to enable close and effective collaboration, it is agreed that the scope of cooperative activity will be reviewed monthly. Both Trulite and Synexus will identify managers to implement and coordinate the MOU. The managers shall meet on a regular basis to discuss and direct activities conducted under the MOU.

(b) The managers shall obtain appropriate express written agreement by Trulite and Synexus on each significant activity to be undertaken pursuant to the MOU -- including consensus on the scope of work; deliverables (if any) and delivery dates; anticipated products and outcomes; periods of performance; levels of funding and resources to be provided for each activity by the parties; and any other appropriate and necessary aspects of mutual activities.

(d) Costs associated with participation by Trulite personnel who use Synexus’ facilities and resources, including equipment, laboratory, and office facilities, will be reimbursed to Synexus by Trulite at actual cost. Costs associated with participation by Synexus personnel who use Trulite’s facilities and resources, including equipment, laboratory, and office facilities, will be reimbursed to Trulite by Synexus at actual cost.

(e) The managers shall seek to resolve any dispute concerning the MOU through good-faith discussions.

IV. EFFECTIVE DATE

This MOU is effective upon signature of the parties and will remain in effect unless and until terminated as provided under Article VI.

V. AMENDMENTS

This MOU may be modified or amended by written agreement among the parties hereto. Additionally, any terms or conditions involving Trulite and Synexus not stated in this MOU but expressly agreed to in a future MOU signed by executive officers of each company is considered integrated into this MOU.

VI. TERMINATION

This MOU will expire sixty (60) months from the date of execution unless renewed by mutual agreement of the parties. This MOU may be terminated at any time by mutual agreement of both parties. Expiration or termination would affect only pursuit of new projects under the MOU. Projects under way will be governed by the specific individual agreements anticipated above.

AGREED TO BY:

Trulite, Inc.	Synexus Energy, Inc.

John Sifonis CEO, Trulite, Inc.	Evan G. Hughes President
On this date;	On this date;
July 9, 2005	July 9, 2005